EXHIBIT 99.1
Monarch Community Bank’s positive trend turns to profitability in the 4th quarter of 2010.
COLDWATER, MICHIGAN, January 25, 2011 — Monarch Community Bancorp, Inc. (Nasdaq Capital Market:MCBF), the parent company of Monarch Community Bank, announced today that it returned to profitability in the fourth quarter of 2010, after six successive quarters of losses. Net income for the quarter was $76,934, compared to a loss of $(17.5) million for the same period a year ago. Basic and diluted earnings (loss) per share in the fourth quarter of 2010 were $.04, compared to ($8.90) reported for the fourth quarter of 2009. For the year, net loss in 2010 was $(10.8) million compared to net loss of $(19.7) million in 2009. Basic and diluted loss per share for the full year were $(5.44) in 2010 compared to $(10.03) in 2009. Improvement in net income reflects continued improvement in the quality of the loan portfolio and increasing traction from the Bank’s focus on problem loan resolution.
     “We realize that much work lies ahead to be accomplished,” stated Richard J. DeVries, Monarch’s President & CEO, “but we are pleased with our progress. The level of non-performing loans has declined significantly by $6 million, we just completed a second very satisfactory commercial loan review performed by an outside consulting firm, and we are poised to continue our focus on helping our customers retire wealthy while providing fun, easy banking. We have an outstanding team of enthusiastic employees and we are hopeful that 2011 will yield continued progress for the National and Michigan economies, for our customers and for us. “
The net interest margin for the fourth quarter of 2010 decreased 11 basis points to 2.98% compared to 3.09% for the same period in 2009. The decline in the margin is largely due to the decline in earning assets. The Bank has seen a downward trend in the mortgage portfolio as loan originations have moved into the secondary market, (see further discussion below). The elevated level of nonperforming loans and the associated nonaccrual interest adjustment have also significantly impacted the margin. The yield on loans decreased to 5.69% for the quarter compared to 6.04% for the same period in 2009.
The net interest margin decreased 14 basis points to 2.96% for the year ending December 31, 2010 compared to 3.10% for the same period in 2009. The decline in margin year over year is mainly due to the reasons mentioned previously. Cost of funds has decreased to 2.1% as the Company remains focused on deposit pricing strategies and growing core deposits to reduce its reliance on wholesale funding.
The provision for loan losses was $(106,000) for the fourth quarter in 2010 compared to $7.9 million for the same period in 2009. The reversal of provision was possible due to the level of allowance for loan and lease losses relative to the current estimated risk in the loan portfolio. The provision for loan losses was $11.5 million for the year ending December 31, 2010 compared to $13.3 million for 2009. Net charge offs totaled $724,000 for the quarter compared to $8.1 million for the same period in 2009 and $8.4 million for 2010 compared to $10.3 million in 2009. Non-performing assets were $20.1 million at December 31, 2010 compared to $18.4 million at December 31, 2009 and $26.4 million at September 30, 2010.

Non-interest income decreased $164,000 or 15.5% from $1.1 million during the fourth quarter of 2009 to $895,000 for the fourth quarter of 2010. The decrease was largely due to an impairment charge of $338,500 taken on a low cost housing investment which was purchased for potential tax credits. Mortgage banking income increased for the quarter, which was attributable to the decline in interest rates in the second half of the year. A decrease in overdraft fee income also significantly impacted non-interest income. Overdraft fee income decreased from $324,000 for the fourth quarter in 2009 to $262,000 for the fourth quarter in 2010. The decrease comes as a result of; 1) customers managing their finances more closely in order to reduce overdraft fees because of the current challenging economic conditions, and 2) the new rules regarding Regulation E, which went into effect August 15, 2010. Non-interest income for the year ending December 31, 2010 decreased $1.3 million or 26%, compared to the same period a year ago primarily due to the reduced level of mortgage refinancing.
Noninterest expense decreased $9.9 million for the quarter ended December 31, 2010 primarily due to the one time impairment charge of $9.6 million to goodwill in the last quarter of 2009. Salaries and employee benefits decreased largely due to the reduction in staffing. Costs associated with foreclosed properties such as collection and maintenance costs, and impairment charges related to the disposition of other real estate declined as management continues to focus on aggressively marketing the properties for sale. Other general and administrative expenses increased primarily due to an increase in FDIC insurance expense. Increases in professional services for the quarter are attributable to the outsourcing of the internal audit function and the continued need for legal services associated with nonperforming loans. Increases in mortgage banking expenses are attributable to an increase in amortization of mortgage servicing rights due to an increase in mortgage loan payoffs as a result of an upsurge in refinancing. Non-interest expense decreased $10.0 million for the year ended December 31, 2010 compared to the same period a year ago for the reasons mentioned previously.
Total assets were $257.3 million at December 31, 2010 compared to $283.2 million at December 31, 2009. This decrease of 9.2% was due primarily to a decrease in net loans of $38.3 million and a decrease in securities of $4.6 million offset by an increase in cash, and cash equivalents of $18.3 million.
Stockholders’ equity decreased to $12.5 million at December 31, 2010 from $23.2 million at December 31, 2009 primarily due to the net loss of $10.8 million for the year.
The Monarch Community Bancorp, Inc. Annual Meeting of Shareholders will be held at 7:00 p.m. on Tuesday, April 26, 2011 at the Company’s main office at 375 North Willowbrook Road in Coldwater, Michigan.

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Monarch Community Bank is headquartered in Coldwater, Michigan and operates five full service retail offices in Branch, Calhoun and Hillsdale counties.
For additional information, visit Monarch Community Bancorp’s website at www.monarchcb.com.

Contacts:
Richard J. DeVries, CEO	Rebecca S. Crabill, CFO
(517) 279-3978	(517) 279-3956

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